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Exhibit (a)(5)(A)

DISCOUNTED STOCK OPTIONS

UNDER CODE 409A & HP'S TENDER OFFER

PRESENTATION BY JASON E. RUSSELL

Deloitte & Touche USA LLP

HP Mercury Campus
Mercury Cafeteria
379 N. Whisman Road
Mountain View, California

Friday, November 17, 2006

3:00 p.m.

Important Information

        THIS PRESENTATION AND THE TRANSCRIPT THEREOF ARE FOR INFORMATIONAL PURPOSES ONLY AND ARE NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO AMEND ARE MADE ONLY PURSUANT TO AN OFFER TO AMEND AND RELATED MATERIALS THAT HP FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") ON NOVEMBER 17, 2006 AS PART OF A TENDER OFFER STATEMENT. OPTION HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. OPTION HOLDERS MAY OBTAIN THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM HP.

        MR. RUSSELL: Good afternoon, and welcome to what I hope will be a mercifully brief and informative presentation before you all start into your holiday week.

        I am moving over the microphones because we have people that are listening in via conference call line, and we also have people that are participating via virtual webcast. And I can yell, but not that loud.

        So the people listening via conference call, there will be a point in time during the presentation at which we will open it up to questions. So I believe you have been instructed on how to indicate to the operator that you do have questions that you want the entire group to hear.

        Additionally, for those of you that are in the room and for those of you that are on line, there will be a way for you to contact me directly and personally via e-mail after the presentation if you have questions. I will also be hanging around here, and I will answer the questions for you one on one, or feel free to stop me as we go along, and we will ask them in a group setting.

        For those of you that are listening on line and can't hear the questions that are being asked in the live audience, I will go ahead and repeat those, so that you don't miss anything there.

        What we are here to talk about today is to explain a change that the IRS has made to the tax law that the company has determined affects some of your stock options. And we want to make you aware of what that change is. And most importantly, on the last bullet, we want you to be aware of what your participation requirements are, because, unlike the pre-closing 409A correction program, which was automatic unless you objected to it, this post-closing 409A correction program is not automatic, and if you don't agree to adopt the correction, you don't get it.

        So that's why we are being very, very clear and we are trying to be very informative and let you know what your choices are and what your requirements are.

        So, the reason that we are here today is that Mercury did an investigation and discovered that, once the tax law change came down, some of your stock options were impacted by the tax law change.

        In discussing together with HP, they have come up with a solution that will cure your affected stock options if you choose to adopt the cure.

        And we talked about before that there was a pre-closing—and when I say "closing" I mean the closing of the acquisition by HP. There was a pre-closing 409A correction that applied to your options that had already vested by the time of the change in control.

        What this correction process is for is for the options that were still unvested at the time of the change of control, and so it's the options that are vesting going forward that are subject to this correction that we are talking about today.

        We talked before, you have to do something to participate in this correction. And very important, this bullet right here. I am not here to twist your arm and tell you that you have to participate, but if you don't participate in the solution, then we are going to walk through some tax consequences that you will inherit that you probably will not like if you don't participate in the correction.

        Okay. What is the solution? Well, the solution that we have is that we are going to take some of your stock options and we are going to amend the options to increase the exercise price of the option.

        AUDIENCE PARTICIPANT: Boo.

        MR. RUSSELL: In addition, because of the boo, we are going to give you a cash payment to take into account the fact that we are raising the strike price of your option and to give you that difference in cash.

        AUDIENCE PARTICIPANT: Does this apply to options that are under water but would have been mispriced?

        MR. RUSSELL: The part—yes and no. It applies to options that are under water and are not yet vested, in that you can adopt the solution for those options and get them repriced so that you can continue to exercise them at your discretion.

        It doesn't apply to the options that are under water in that you won't be getting a cash payment to make up for the difference in the original and readjusted grant price. And we will talk about that and why it's not such a horrid idea in just a second.

        STAFF PARTICIPANT: Just a point of order. For the people that are on the phone, they can't hear questions, so this morning we had microphones. So if you are going to ask a question, raise your hand, and we will give you a microphone, so they can all hear the question Jason is answering.

        AUDIENCE PARTICIPANT: Concerning the code, I tried to call in and I couldn't. It seems like the number is not valid, and the URL for the question was also—the event timed out. So I don't know what—

        MR. RUSSELL: So they are saying that the conference call number—I know that we have got some people that are on for the conference call number. But he is saying that the URL for the meeting to be broadcast over the Internet is—the event is timed out?

        AUDIENCE PARTICIPANT: Yeah. And I called in, and the presenter told me I could not log in because it said that the event, it's already past.

        MR. RUSSELL: Was there a different number for the afternoon session than the morning session?

        Okay. So there was a call-in number for the 10:00 a.m. session and a separate call-in number for the 3:00 p.m. session. So maybe you called in for the 10:00 a.m. one, because there is a different number for the one that's occurring now.

        Okay. What you got—all of you this morning got a very long e-mail that talked about the solution as being a tender offer. In the session today I am going to talk about it as being a solution. A tender offer is the SEC's fancy way of saying, "We are touching your stock options and asking your permission for it in this context."

        Also we want to make you aware that this solution, as we talked about, applies to post-closing vesting options, but not necessarily all of them. The company has gone through a fairly extensive analysis and figured out which ones of your options are affected, and you have an individualized statement that has been provided to you that lists, in mind-numbing detail, which of the option grants that you hold in total are affected by this solution. If the option grants aren't listed, that doesn't mean you don't own them any longer. It means they aren't affected by the law change and aren't subject to the solution.

        So, we talked about the solution. We talked about why we are here. What is the law change?

        Well, before the law changed, everybody thought of stock option taxation like this. Let's say that I had options that were granted at $29, and let's say that when the options vested the stock price was $35. And let's say that when I actually got around to exercising the stock options the stock price was $40.

        What I would be taxed on is, on the date of grant, when it was $29, nothing. When the stock options vested and the price was $35, no tax. The only time I incurred income tax is when I exercised the options when the price was $40, and there I was taxed on the difference between $40 and $29. That's the way everybody on the planet thought about the taxation of options before this law change.

        Under the law change which, for those of you who like to read the Internal Revenue Code in your spare time, is in Section 409, tab A, 409A says, "We think some things are considered deferred compensation that didn't used to be."

        Deferred compensation is something that is mostly outside the bounds of what we want to talk about today. What you need to know is that discounted stock options which vested January 1st, 2005 or later are now considered deferred compensation, and must now jump through some operating rule hoops that are in section 409A. If they don't jump through those operating hoops, then you have some unfortunate tax consequences under 409A.

        The reason we are not asking you to jump through the 409A operating hoops is because basically you would have to sit here and tell me effectively today when you wanted to exercise these unvested options in the future.

        So you would tell me, "I want to exercise on April 15, 2009," you would say, "September 12th, 2010," somebody else might say, "February 7th, 2011, unless I terminate employment first."

        That doesn't really work for stock options. That takes a lot of the fun out of it. So we have come up with a solution that works better.

        We are doing this because, if we didn't do one of these two things you would have income taxation at vesting, whether or not you exercised the options. You would also have a 20 percent penalty tax on top of the income tax that you would have at vesting, whether or not you exercised the options, and there would be an interest penalty.

        And because states don't like to be left out, the State would come in and say, "We will take our income at vesting whether or not you exercise, and we may or may not put a penalty tax on you as well."

        I don't care for those kind of tax consequences. I would rather have the income tax be at the time of vesting or—excuse me—at the time of exercise, and so therefore the solution would work for me.

        There is a question.

        AUDIENCE PARTICIPANT: This question is if there is a difference between ISO and non-quals for this.

        MR. RUSSELL: Both types of options are affected by section 409A, because any discounted stock option is now considered to be deferred compensation, subject to the operating rules. Both types of options would be subject to the solution that we are offering today.

        The issue will be that you cannot grant ISOs at a discount. And for those of you who aren't familiar, ISOs are incentive stock options. If you sit on the stock that you acquire from your exercise of the option for a certain period of time, you get different tax treatment than you do under a non-qualified stock option.

        Most employees realistically don't do that. Most employees in every company flip the shares the day that they exercise, and so people realistically don't get a lot of tax benefit from ISOs.

        Now, the issue here is that, if you had options that you thought were ISOs and those are popping up on your personalized statements, in addition to getting repriced to take them away from 409A's evil clutches, they are also not going to be considered ISOs any more, because you can't grant ISOs at a discount and you can't reform the option into being considered an ISO once again.

        So, in addition to getting the option repriced, it's also going to be a non-qual. But remember, realistically very, very few employees ever meet the ISO holding period, and so the tax treatment really isn't going to be any different, which is a really long way of saying no, there isn't any difference between ISOs and non-quals here.

        Okay. Which options are affected? We have already talked that all of you are getting a personalized statement that tells you very plainly which of your options are affected. The only options that could ever be affected by section 409A are options that you got that were granted at a price below the stock's true fair market value on the grant date and those who had vesting dates on or after 1/1/06. Excuse me, 1/1/05.

        Remember that we have had an acquisition, and in the acquisition everything that was vested and in the money on 11/06 was cashed out in the acquisition. So even though 409A applies to everything vesting January 1st, 2005 or later, all of your discounted options that vested January 1st, 2005 through 11/6/2006 have been taken off the map, because they were covered in the acquisition. What we are here chatting about today are options that are discounted that are vesting going forward.

        Okay. Here is a very brightly colored example that we will walk through a little bit about what options of yours would be affected.

        In this example we had 4800 options granted January 1st, 2004. The price was $29. The fair market value at the grant date was $31.

        Now, how do we get into this in the first place? Well, every company in the Valley is finding out sometimes that what they thought was the legal grant date of the option, when they went back and looked at the paperwork and everything, the legal grant date might have been a couple of days later.

        So let's say you granted the option on a Tuesday at $29, and you priced it that way. When you went back and looked, maybe you didn't jump through all the hoops you needed to to get the option granted until Friday, when the price was now 31. So you basically granted an employee at option at 29, when the fair market value was 31. It's a discounted option.

        Before this tax law changed, for tax purposes it didn't matter. The tax law let you have discounted options and have those income tax inclusion events like you thought, nothing at grant, nothing at vesting, only at exercise. It wasn't a problem.

        With the tax law change these discounted options are a problem, and that's why we need to fix them and make them not covered by the tax law change.

        So, back to the example.

        4800 options granted January 1st, '04 at a price of 29, when the fair market value was 31. They are vesting 100 shares a month. Everything that vested during 2004 isn't impacted by 409A, because 409A only ever applies to things that vested 1/1/05 or later.

        Everything that vested during '05 and everything that vested all the way through November the 6th of 2006 was covered by 409A but taken care of in the acquisition, because that was the pre-closing 409A correction.

        Things that are vesting late in '06, things that are vesting during '07, these are the options in this grant that would be covered by the 409A solution that we are offering today.

        This brightly colored example is what the tax impact is. So let's say that in our 4800 options we haven't exercised anything. Everything is vested. If I ignored the tax law change, here is the income tax event that I would expect to have, the difference of $40 fair market value, which is what I assumed on the day that we have here, and $29 worth of my option exercise price.

        If I were exercising the options and the law change didn't apply to this grant, here is the income tax that I would expect to have, ordinary income taxes on the difference between the fair market value on the date of exercise and the fair market value—and the option price, 40 minus 29. This is what I would expect to have.

        Because of 409A, and if we don't adopt the solution that's being offered today, this is the tax effect that I am going to have, and I am going to have it even if I don't exercise the option, because 409A applies to discounted options at vesting. They don't care that you haven't exercised the option and don't have the money to pay the taxes.

        If you let these discounted options stay uncorrected, here is the tax effect that you are going to have: an additional 20 percent income tax, an additional interest penalty, added to the income tax that you already were going to have, gives you a whopping total of this tax rate. And I don't know about you, but I don't want to pay that tax rate. And I especially don't want to pay it if I haven't exercised the option, and I don't have the money to cough it up, period.

        Twisting the knife even further, this tax effect applies whether or not I exercise, and it's not a one-time shot. It happens every year that my discounted option continues to sit unexercised, and it keeps happening and keeps happening until the option year expires or I have exercised it. So it's really not a solution that you would sit there with your calculator and try to program and see if you could beat the numbers.

        409A is definitely a tax law that bears compliance, so let's comply. Let's not have this tax rate. How are we going to do that?

        Well, we are going to amend the options and increase the option exercise price. We are going to make these $29 options, in my example, $31 options. Now, 29 was what they were granted at. 31 was the fair market value of the options on the day they were legally granted. Let's say that 40 is the fair market value now.

        When I am correcting all the way from 29 to 40, we are only correcting the difference that existed at the time of the grant, 29 to 31, in my example. What am I doing with that $2? I am cutting you a check for it, and you get the check on January the 2nd. When do I get the $31 options? Somewhere right around the closing of the tender offer, which here is around December 15th.

        AUDIENCE PARTICIPANT: Now, the cash payout, that is actually not part of the IRS requirement. That's just HP making good to their employees; correct?

        MR. RUSSELL: Yes.

        His question was, the cash payment, is that required by section 409A? No. In theory, nothing is required by 409A except the horrible tax consequences.

        HP has said, "We don't want our employees to have these tax consequences. We want to fix the options while we are in a 409A transition period, and so we don't want anything to be subject to that."

        Could you hand that microphone back?

        So the cash payment is not required. It is being offered.

        Okay. Remember, only the options that are impacted by 409A are being offered this solution. The ones that are impacted by 409A are in your personalized statements.

        Remember that if you know you have option grants that aren't on the statement, that doesn't mean they were taken away in the middle of the night. That doesn't mean they aren't affected by this solution because they are not discounted.

        Let's see. We talked about—

        The only thing I wanted to mention here is that all the other terms of your options are staying the same. The vesting schedule is not changing. The expiration date is not changing. Just the price.

        AUDIENCE PARTICIPANT: I thought the 409A said you couldn't modify the price of the stock option.

        MR. RUSSELL: They have given you a limited window to do that during the 409A transition period.

        AUDIENCE PARTICIPANT: I thought that was December 31st, 2005.

        MR. RUSSELL: No.

        AUDIENCE PARTICIPANT: That the proposed law, the proposed rules haven't been accepted yet by the IRS?

        MR. RUSSELL: They keep extending the transition period. They first said it had to be done by 12/31/05. Then they came out and said it had to be done by 12/31/06. And now they have come out and said it's 12/31 of 07.

        AUDIENCE PARTICIPANT: I thought that was for officers, '07.

        MR. RUSSELL: Officers have to be done by 12/31/06. Everybody else has until 12/31/07.

        AUDIENCE PARTICIPANT: Okay, so I had it backwards. Okay.

        TELEPHONE PARTICIPANT: Hello? Hello?

        MR. RUSSELL: Is that somebody on the phone?

        TELEPHONE PARTICIPANT: Yes. No one can hear on the phone. Please use a microphone for the audience.

        MR. RUSSELL: No one can hear the questions from the audience on the phone?

        TELEPHONE PARTICIPANT: No. You have to give them a microphone.

        MR. RUSSELL: Okay. The question from the audience was the expiration date of the 409A amendment period. That has been extended through 12/31 of 07, so this solution is perfectly fine for the affected options.

        This is the same example that we have been using pretty much all along. It's my 4800 options again. They were priced at 29. The fair market value was 31. The options that are impacted by this solution, remember, are the last couple of hundred that are vesting late in '06, the 1200 that are vesting in '07.

        If I agree to adopt this solution, I am getting a cash payment of $2800, which is 1400 affected options times the difference between my strike price and the fair market value on the grant date. I am getting that payment on January 2 of 2007. It will be taxed and withheld against, like a bonus.

        Remember that in my grant of 4800 options the other options that vested before 11/6 of 2006 are not covered by this solution, because they were covered by the pre-closing solution.

        Now, eligibility for the solution. You had to be employed by November 6. If you are in this room, I am assuming that that's you. Your covered options are on your statements. They had to be granted at a discount. They had to be vesting in the 409A covered period, which is 1/1/05 or later. They had to not be in the options that were cashed out at closing, which meant they were already vested and were in the money. And they have to be unexpired by the closing of the tender offer period, which is December 15th of 2006.

        On your personal statement you may have multiple grant dates listed. If, for some very odd reason, you decide that you only want to have the solution apply to grants one and three, or two and four, or one and four, or two and three, and not all of them, you can do that.

        What you cannot do is break into grant number one, for example, and say, "I only want 50 options to be covered by the solution, and the rest of them I am taking my lumps with the IRS." Not allowed.

        What if I do absolutely nothing?

        If you do absolutely nothing, you come back to the tax consequences here. And you come back to those tax consequences to the time of vesting, whether or not you actually exercised.

        So, that's the short answer for what happens if you do nothing. You have a very hefty income tax rate, whether or not you have the cash to cover it. You will have that—you will have that each year at a minimum that the vested discounted options continue to live. It's not a one-time thing. The bad tax consequences happen over and over and over and over again. And what the IRS hasn't told us is whether they happen annually or whether they happen monthly.

        Now, I am not going to be in this cafeteria trumpeting this solution beyond this time period. This is a one-time shot that you have to fix these options.

        How do you participate?

        Well, the tender—the solution is open now. The e-mail packets went out today. Throughout the day you have been getting the information about it. It expires 9:00 p.m. Pacific time on December the 15th. All your election forms must be received before the tender offer expires. The dog did not eat it, and there isn't too much traffic on the 101 to get it here on time. The only way to get this form timely submitted is to fax it to this number right here, which is the dedicated fax line for receiving these confirmations.

        Once the company has received your fax form adopting the solution, they, in two to three business days, will send you a confirmation back that says, "We got it. We understand that you are adopting the solution."

        Today you got an e-mail that should have had your election form and your personalized addendum, this presentation, and a link to all the SEC documents that were filed in support of this solution.

        Some of those documents were in the e-mail directly. Some of those documents were provided via a link to an internal company web site that had all that information.

        Remember that your personal statement only lists the options that are eligible for the solution. It is not supposed to be an exhaustive list of every option that you hold. It also shows you very clearly, using my number examples, the $29 price for your options, the $31 price for your options, the original grant price, the updated grant price, and it will show you the pieces of the options that are affected by the solution.

        For those of you with X-ray vision, here is the election form that is contained within your packet.

        I would like to draw specific attention to this box right here, which is the box that says, "Yes, I wish to participate in the offer for all of my affected options that are listed on the addendum." I think for most people in the room and on the phone this will be a very important box.

        At the bottom is also a place for you to sign the form. That is also very important.

        Continuing with the tiny type, this is what your addendum looks like. It walks through—if you have multiple grants, there will be multiple lines. It walks through the identifying information of the grant, the original prices and the updated prices.

        If after talking through this presentation and talking to me afterwards you still have questions, the e-mail box at the top, HP409A@deloitte.com, is how you find me directly. It comes right to this laptop right here. I will be happy to answer any questions you have, and if I need to give you a phone call to walk through some of it later, I will. I will stay up here later as long as I need to afterwards to answer your questions.

        If you have questions on your personalized statement, that goes to stocktender@mercury.com. I don't know the answers to those questions. Please don't send those questions to HP409A@deloitte.com. If you do, I will bounce them to stocktender. But send them there directly. That will get to them the fastest.

        What questions do you have for me, based on what we have talked about today?

        A couple in the front.

        AUDIENCE PARTICIPANT: So, for the options that were paid out as of 11/6, that was automatically taken care of.

        MR. RUSSELL: Right.

        AUDIENCE PARTICIPANT: Do we need to have anything on our tax returns for 2006 that shows the IRS that we participated in this program?

        MR. RUSSELL: In the pre-close tender offer? No. Because what happened there is those options were cancelled and you got cash payments for the value of the options that existed.

        So, if we use my example, in the pre-close you got the difference between $29 and—what, 52? 52. So the full run-up was what was cashed out to you, and that was basically treated like a bonus. It's going to be in your W-2 in box one. They weren't really stock options when they were cashed out. There was no stock attached to them. You won't have to worry about a 1099B as in boy or picking anything like that up on your Schedule D as in David. All of that will be picked up just like another bonus.

        AUDIENCE PARTICIPANT: Okay. And then second question. This payout that we are going to get on January 2nd is for options that might be still vesting for another year or two years.

        MR. RUSSELL: Right.

        AUDIENCE PARTICIPANT: If we leave, let's say, in February, is there any type of payback of this payment?

        MR. RUSSELL: I am going to knock on your door at 3:00 o'clock in the morning and ask for the rest of it back.

        AUDIENCE PARTICIPANT: I am not going to answer.

        MR. RUSSELL: No, you are getting cashed out in January of '07 for the extent of the difference in the original and the adjusted grant price for all of your affected options, whether or not they are vested. Bonus.

        In the front.

        AUDIENCE PARTICIPANT: What about the options that were given to you that were over price, say, like at $63 a share?

        MR. RUSSELL: So they are still under water?

        AUDIENCE PARTICIPANT: No, they are all—yeah, and they are all vested.

        MR. RUSSELL: But they are not in the money right now.

        AUDIENCE PARTICIPANT: No.

        MR. RUSSELL: So, if they were granted at a discount, they will show up on your addendum, and you can adopt the solution for that, which means they will get repriced to their still under-water price now, which means if they pop in the money you can exercise them. What you won't get for the under-water options is the cash payment for the difference.

        So we want you to have the flexibility, but you can't exercise them now, and so the decision has been made not to give you a cash payment for that difference. You should know that issue affects less than a dozen people in the company.

        AUDIENCE PARTICIPANT: So what happens to those grants that were given to you, and you vested them all? You have done nothing for those grants, then; right?

        MR. RUSSELL: You still have the options. The options are still around.

        AUDIENCE PARTICIPANT: But there is no money involved, because they were, say, at 63.

        MR. RUSSELL: Things can happen. The stock may come back—they may come back in the money. So that's why—that's why, to the extent that they are subject to the tender offer, it's not a bad idea to adopt the solution with respect to them, because it lets you run their life out and have the ability to exercise it when they come back in the money.

        AUDIENCE PARTICIPANT: So you wouldn't be able to turn those over to HP.

        MR. RUSSELL: No. They are not going to give you money for your under-water options.

        AUDIENCE PARTICIPANT: No, I am not talking about money. They wouldn't be able to like devalue and, say, take the difference and give you, maybe, instead of a thousand shares—

        MR. RUSSELL: No.

        AUDIENCE PARTICIPANT:—you get 500 shares?

        MR. RUSSELL: No. The only thing they are doing is, for any options that were issued at a discount, whether they are in the money or out of the money, they will let you reprice them to what the fair market value was on the legal grant date of the option, and let you continue to exercise them as options, to the extent that there is value in them.

        AUDIENCE PARTICIPANT: You had mentioned, when you said for the pre-close, there is nothing for your accountant to do outside of just processing your taxes. For the, this solution, what are the implications? What do I have to tell my accountant?

        MR. RUSSELL: Well, for this solution, remember that for 2006 you are not going to be getting—there is nothing from this solution in and of itself that should impact your '06 tax return, because the cash payment is going to be made in 2007. So that will show up on your W-2 like a bonus in '07.

        For the options that are affected by it, you will have the same issues with your accountant that you would for any other stock option. When you exercise the option, if you sit on the shares, the exercise gain will show up on your W-2. When you sell the shares, you will be getting a 1099B from your broker, and you will have to put the sale of the shares on your 1040 on Schedule D.

        And what will be important is to be able to isolate what's capital gain and what's ordinary income. And for that you will need the 1099B, you will need the addendum, and you will need your W-2.

        AUDIENCE PARTICIPANT: Right. But that's for when I sell them.

        MR. RUSSELL: Yes.

        AUDIENCE PARTICIPANT: I am talking about, there is nothing additional I have to do with the solution unless I am selling my options.

        MR. RUSSELL: Right.

        AUDIENCE PARTICIPANT: Okay.

        MR. RUSSELL: When you exercise—because all the solution—

        AUDIENCE PARTICIPANT: It's only for exercising. To have the correct price, I need to know it for my IRS forms. But if I am not doing anything, this correction doesn't have any true tax implications with regards to my filing my taxes, except that I am getting an extra bonus in '07.

        MR. RUSSELL: Right. The only immediate tax effect of this solution is, your options are getting repriced, which the cash benefit of that is coming in in '07, so there is nothing for '06 there. And then any other tax effect of anything related to this solution comes when you have an option event, exercise and sale.

        AUDIENCE PARTICIPANT: And that would have been as normal.

        MR. RUSSELL: Right.

        AUDIENCE PARTICIPANT: Just with the new price.

        MR. RUSSELL: Yes.

        AUDIENCE PARTICIPANT: Okay.

        AUDIENCE PARTICIPANT: My question is a follow-up to Ken's, in that if I get an over-priced option, like you said, if I got it at $68 and the real market price was 71, I thought I heard you say that you are not going to get any cash back for that difference of $3.

        MR. RUSSELL: Right. Like if you sign up for this solution, your $68 option is now a $71 option.

        AUDIENCE PARTICIPANT: So, why should I sign up, then?

        MR. RUSSELL: Because if you don't, then whenever that stock option pops in the money, you are immediately going to have income on the spread whether or not you exercised it, you are going to have a 20 percent penalty, and you are going to have an interest penalty calculated all the way back to the vesting date of that option.

        AUDIENCE PARTICIPANT: Would you have insight into what will happen to those options that are over-priced and given to us?

        MR. RUSSELL: Say it again.

        AUDIENCE PARTICIPANT: What will happen to those over-priced options?

        MR. RUSSELL: If you adopt the solution, your $68 options will be $71 options. You will be in the position that you thought you were in when you walked in this room, which is, I have some options that are under water that I can't exercise. I am not going to have any income effect if I sit on the options. I may never be able to exercise them, because there may never be any value in them. But if I sit here and do nothing, I am not going to be—I am not going to have a tax problem.

        If you don't adopt the solution to the under-water options, if and when they pop in the money, immediately you are going to have tax problems that you won't be able to fix if you didn't adopt the solution.

        AUDIENCE PARTICIPANT: Thank you.

        TELEPHONE PARTICIPANT: Can you take a phone question?

        MR. RUSSELL: Okay, we will take the phone question now. Was there a question from someone on the phone?

        TELEPHONE PARTICIPANT: Yes. Can you hear me?

        MR. RUSSELL: I can.

        TELEPHONE PARTICIPANT: Yeah, sorry.

        One thing I was wondering about, as you said earlier, that this is not something that IRS was recommending or has anything to do with IRS at all, except that HP is trying to help us not get the tax burden on this.

        What is the chance that IRS will say this is not acceptable in the future?

        MR. RUSSELL: None.

        TELEPHONE PARTICIPANT: Do we know, or are we saying for certain that this will be something that won't come back to bite us in the future?

        MR. RUSSELL: No, this is not going to come back to bite. The only way it's going to come back to bite you in the future is if you don't adopt the solution now.

        The statement of mine that you grabbed was in response to a question from the audience that you probably couldn't hear, which is, is the cash payment that HP is offering required under 409A?

        No, nothing is required under 409A. The only thing that's required under 409A is that you either fix the options, which is what HP is proposing, or you mentally prepare yourself for the bad tax consequences, which is what I have outlined that you want to avoid.

        As far as, is the IRS going to reverse itself on whether this kind of options are subject to 409A? They are not. They have been consistently beat up on this issue since the law went into place. They are standing firm.

        So this is our shot to fix it. This is a solution that has effectively been blessed by the IRS, and so that's why they are moving forward with it.

        TELEPHONE PARTICIPANT: That's what I was waiting to hear. It is blessed by the IRS in some form.

        MR. RUSSELL: Yes. They told us very clearly this is how you can fix the options, and if you don't, then these are the tax consequences that you will have, which are very, very unfavorable.

        Okay. Back to a question from the room.

        AUDIENCE PARTICIPANT: Okay. Once you fix the option, when it continues vesting over the next 24 months, will these—will the tax continue to accrue on the vesting date?

        MR. RUSSELL: No.

        The question is, once the option is fixed, what happens?

        Now, an important thing to note is that the option will be fixed after the tender offer closes on December the 15th. So if the window happens to open up and you have the ability to exercise options between now and December the 15th, you can't run out and exercise these options that are on your statement and avoid any of this stuff.

        In fact, if you exercise the options on your statement between now and the time that they are fixed, you probably will inherit the bad tax consequences under 409A.

        If you agree to the solution, turning to your question, the tax consequences at vesting vanish. If you agree to the solution, you go back to what everybody has known and loved as the option taxation rule, which is nothing at grant, nothing at vesting, only taxation at the time of exercise, and it's on the difference between the fair market value at exercise and the grant price of the option.

        So it is only if you do not adopt this solution that you continue to have taxation at vesting, whether or not you have exercised.

        AUDIENCE PARTICIPANT: On discounted options that were cashed out a couple years ago—

        MR. RUSSELL: A couple years ago?

        AUDIENCE PARTICIPANT:—is there going to be any type of retro tax applied to that, potentially?

        MR. RUSSELL: I am not sure what you are talking about, but anything that was done a couple years ago is dead and gone, so there won't be anything else happening with those.

        AUDIENCE PARTICIPANT: So there is not a chance that an option that was discounted, I exercised and sold two years ago, that the IRS would come back and impose any penalties to it?

        MR. RUSSELL: No, because anything that—well, first of all, 409A didn't even apply until October of '04, when it came into existence, and then it applies to options that vested January 1st, 2005 or later.

        So if you had a discounted option and you exercised it in 2005, the IRS rules for that time said, "We don't care. Get it off the table, and it's fine."

        If you had a discounted option that had vested 2004, 2003, and you exercised it in 2004, even though it's discounted, so you would think it would be a 409A event, 409A didn't apply until the vesting dates for options had hit 1/1/05 or later. So if your vesting date of your option was August of '04 and you exercised it in November of '04, it's not subject to 409A, because 409A didn't apply. So there won't be anything that you need to do differently, and the IRS isn't going to come looking for you.

        Other questions? No?

        Are there other questions from the phone that we know of?

        I don't think so.

        So, with that, I think I am going to formally dismiss the presentation.

        Remember the tender offer expires December the 15th. Remember the only way to adopt the solution is to fax the form in to that number.

        If you have questions for me, I will be happy to talk to you with the microphone off. Thank you.

QuickLinks

DISCOUNTED STOCK OPTIONS UNDER CODE 409A & HP'S TENDER OFFER